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                                                                     EXHIBIT 5.2


                                October 26, 2000

Front Range Capital Trust I
c/o Front Range Capital Corporation
1020 Century Drive
Suite 202
Louisville, Colorado 80027


                         Re: Front Range Capital Trust I
                             ---------------------------

Ladies and Gentlemen:

         We have acted as special Delaware counsel for Front Range Capital Corporation, a Colorado corporation ("Company"), and for Front Range Capital Trust I, a Delaware statutory business trust (the "Trust"), for purposes of giving the opinions set forth herein. This opinion letter is being furnished to you at your request.

         For purposes of giving the opinions set forth below, our examination of documents has been limited to the examination of originals or copies furnished to us of the following:

         (a) The Trust Agreement of the Trust, dated as of June 21, 2000, as amended and restated, between the Company and the trustees of the Trust named therein;

         (b) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on June 21, 2000 and the Restated Certificate of Trust (the "Certificate") of the Trust that was filed in the office of the Secretary of State on October 26, 2000;

         (c) A Registration Statement (the "Initial Registration Statement") on Form SB-2 (Registration Nos. 333-40028 and 333-40028-01), filed with the Securities and Exchange Commission on June 23, 2000, as amended by Amendment No. 1 to the Initial Registration Statement, including a prospectus (the "Prospectus"), to be filed with the Securities and Exchange Commission on or about October 26, 2000 ("Amendment No. 1") (the Initial Registration Statement as amended by Amendment No. 1 is hereinafter referred to as the "Registration Statement") relating to the __% Trust Preferred Securities (Liquidation Amount

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Front Range Capital Trust I
c/o Front Range Capital Corporation
October 26, 2000
Page 2


$10 per Trust Preferred Security) of the Trust, representing preferred undivided beneficial interests in the assets of the Trust (each, a "Trust Preferred Security" and collectively, the "Trust Preferred Securities"); and

         (d) A form of Amended and Restated Trust Agreement of the Trust (including Exhibits B, D and E attached thereto) attached as an Exhibit to Amendment No.1 (the "Trust Agreement");

         (e) A Certificate of Good Standing for the Trust, dated a recent date, obtained from the Secretary of State.

         Unless otherwise defined herein, all capitalized terms used in this opinion letter shall have the respective meanings provided in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

        For the purposes of this opinion letter, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinions stated herein. We have conducted no factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

         With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

         For purposes of this opinion letter, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation, and termination of the Trust, and that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its


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Front Range Capital Trust I
c/o Front Range Capital Corporation
October 26, 2000
Page 3



creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us has all requisite power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each Person to whom a Trust Preferred Security is to be issued by the Trust (the "Trust Preferred Security Holders") of an appropriate certificate for such Trust Preferred Security and the payment for each Trust Preferred Security acquired by it, all in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Trust Preferred Securities are issued to the Trust Preferred Security Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

         The opinions in this letter are limited to the laws of the State of Delaware (other than the securities laws of the State of Delaware) and we have not considered and express no opinion on the effect of or concerning matters involving the laws of any other jurisdiction, or rules, regulations, orders and judicial and administrative decisions relating to such laws, including, without limitation, the federal laws of the United States of America.

         Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

         1. The Trust has been duly formed and is validly existing in good standing as a business trust under the Delaware Business Trust Act, 12 Del. C. Sections 3801, et seq.

         2. The Trust Preferred Securities have been duly authorized by the Trust pursuant to the Trust Agreement and will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

         3. The Trust Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Trust Preferred Security Holders may be obligated to make payments and provide indemnity and/or security as set forth in the Trust Agreement.



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Front Range Capital Trust I
c/o Front Range Capital Corporation
October 26, 2000
Page 4


         We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion letter may not be furnished or quoted to, or relied upon by, any other Person for any purpose.


                                       Very truly yours,


                                      /s/ Morris, James, Hitchens & Williams LLP

RLS/fg